UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Kevin M. Donovan Letter Agreement

As previously reported, on April 29, 2015, Kevin M. Donovan resigned from his position as Chief Financial Officer and Treasurer of Bottomline Technologies (de), Inc., (the “Company”) for the opportunity to lead a family business. As part of his departure, Mr. Donovan agreed to remain an employee through June 30, 2015, the end of the Company’s fiscal year, to ensure an orderly transition of his responsibilities to Richard D. Booth who, as previously reported, was appointed as Chief Financial Officer and Treasurer as successor to Mr. Donovan effective April 29, 2015.

On June 30, 2015, Mr. Donovan and the Company entered into a letter agreement under which Mr. Donovan will serve as a special advisor to the Company for the period of July 1, 2015 through June 30, 2016. Under the terms of the letter agreement, Mr. Donovan will perform such functions as reasonably requested by the Company. In consideration, prior awards of restricted stock to Mr. Donovan will continue to vest through the period ending June 30, 2016, in accordance with the existing terms of those awards. The letter agreement can be terminated by Mr. Donovan or the Company upon 90 days written notice.

The preceding summary of the material terms of the letter agreement is qualified in its entirety by reference to the full letter agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement, dated June 30, 2015, between the Company and Kevin M. Donovan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

July 1, 2015	By:	/s/ Eric K. Morgan
Eric K. Morgan
Senior Vice President, Global Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated June 30, 2015, between the Company and Kevin M. Donovan